UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  February 15, 2008

ARKANOVA ENERGY CORPORATION
 (Exact name of registrant as specified in charter)

Nevada	000-51612	68-0542002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Waterway Avenue, Suite 300, The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-2787

Copies to:
Marc Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                Entry into a Material Definitive Agreement.

Effective February 15, 2008, Arkanova Acquisition Corporation, a subsidiary of Arkanova Energy Corporation (“Arkanova”) leased a total of 1,320 gross mineral acres in Delores County, Colorado from The Curtis Jones Family Trust, Vera Lee Redd Family Trust and Redd Royalties Ltd. (the “Lessors”) for an aggregate price of $93,500.  The initial term of the leases is for seven years, and continues thereafter so long as oil or gas is being produced from the leases areas in paying quantities.  Arkanova will have a 100 percent working interest in the property and an approximate combined net royalty of 83.25 percent, with the remaining royalty interest to the Lessors.  In connection with the acquisition of the lease from The Curtis Jones Family Trust, we agreed to pay a third-party a 3.5 percent overriding royalty on 220 net mineral acres leased therefrom. The exploration targets on this prospect include a series of fractured black shales of the Pennsylvanian age Paradox Formation with drilling depths of 8,000 feet to 9,500 feet.  The Arkanova target intervals were already encountered in a well located on the leasehold, which was drilled for deeper oil targets and then was plugged in a time when gas was uneconomic due to price.  In the 100 foot thick main target interval, the gas show while drilling was reported to be 14,000 units of C1 (28,000+ units by chromatograph) and pressure was calculated at approximately 4,600 psi.  Arkanova plans to request permission from the State of Colorado to re-enter and complete this bypassed gas pay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

February 20, 2008	By:	/s/ PIERRE MULACEK
Pierre Mulacek
Chief Executive Officer

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